INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 30th day of September, 2011 between Vanguard Quantitative Funds, a Delaware statutory trust (the “Trust”), and Los Angeles Capital Management and Equity Research, Inc., a California corporation (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

 WHEREAS, the Trust offers a series of shares known as Vanguard Growth and Income Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

            NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.         Appointment of Advisor. The Trust hereby appoints the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “LA Capital Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”) in writing. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.         Duties of Advisor. The Trust appoints the Advisor to manage the investment and reinvestment of the assets of the LA Capital Portfolio; to continuously review, supervise, and administer an investment program for the LA Capital Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to deal in financial futures contracts and options; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund’s Prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing (provided that the Trust provides the Advisor sufficient time to review and implement any such policies or procedures) and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.         Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the LA Capital Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. In selecting brokers or dealers to execute trades for the LA Capital Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing.

4.         Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5.                  Reports.  The Fund agrees to furnish the Advisor, prior to the use thereof, copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Advisor, and the Fund agrees that it will not use such materials if the Advisor reasonably objects in writing after receipt of such materials. The Fund also undertakes to provide the Advisor with copies or other written notice of any amendments, modifications, or supplements to the Fund’s prospectus and Statement of Additional Information prior to the use of such materials.

The Advisor agrees to furnish to the Fund the most recent audited statement of financial condition of the Advisor and such other information with regard to its affairs as the Fund may reasonably request including, but not limited to, information regarding any change in the investment officers of the Advisor including those who are responsible for managing the LA Capital Portfolio.

The Trust acknowledges receipt of the Advisor’s Form ADV.

6.         Compliance.  The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing (subject, in the case of such policies, procedures and reporting requirements, to the Advisor’s review and timely implementation), including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.  “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the LA Capital Portfolio.

7.         Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.         Liability of Advisor.  In the absence of (i) willful misfeasance, bad faith, gross negligence, or the violation of applicable law on the part of the Advisor in performance of its obligations and duties hereunder, (ii) reckless disregard by the Advisor of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Advisor shall not be subject to any liability to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.  The Advisor shall not have any responsibilities with respect to any assets of the Fund other than the LA Capital Portfolio.  The Advisor shall not be responsible for any loss incurred by reason of any act or omission of any broker/dealer, any custodian or any other investment adviser to the Fund. Federal and state securities laws and ERISA impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under such laws.

9.         Limitations on Consultations.  The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.       Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund. Termination of this Agreement shall not affect the right of the Advisor to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at:

Vanguard Growth and Income Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention:  Chris D. McIsaac

Telephone: 610-669-8055

Facsimile:  610-503-5855

If to the Advisor, at:

Los Angeles Capital Management and Equity Research, Inc.

11150 Santa Monica Blvd., Suite 200

Los Angeles, CA 90025
Attention: Legal and Compliance

Telephone: 310-479-9947

Facsimile: 310-479-9930

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.       Severability.  If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12.       Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, trustee, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any federal or state regulatory authority, self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard.  The Advisor may disclose the investment performance of the LA Capital Portfolio, provided that such disclosure does not reveal the identity of the Trust or the Fund or the composition of the LA Capital Portfolio.  The Advisor may disclose that the Trust, the Fund and the LA Capital Portfolio are its clients; provided, however, that the Advisor will not advertise or market its relationship with the Trust or the Fund or issue press releases regarding such relationships without the express prior written consent of the Trust.  Notwithstanding the foregoing, the Advisor may disclose (i) the investment performance of the LA Capital Portfolio to any director, trustee, officer, employee and other service providers of the Trust, who need to know such information in connection with the services rendered hereunder, and (ii) any investment performance that is public information to any person.  Any computer systems, software or hardware, or other procedures developed by the Advisor in performance of its obligations under this Agreement shall remain the exclusive property of the Advisor.

13.       Proxy Policy.  The Advisor acknowledges that Vanguard, at the direction of the Fund, will vote the shares of all securities that are held by the Fund.

14.       Governing Law.  All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Los Angeles Capital Management and Equity Research, Inc.	Vanguard Quantitative Funds

/s/ Hal W. Reynolds 9/28/2011

_______________________________ _________

Signature Date

Chief Investment Officer

Title: __________________________

Hal W. Reynolds

____________________________

Print Name

/s/ F. William McNabb 9/29/2011 _______________________________ _________ Signature Date Chairman & CEO Title: __________________________ F. William McNabb ____________________________ Print Name